EXHIBIT 5.1

         ROBINSON SILVERMAN PEARCE ARONSOHN & BERMAN LLP
                   1290 Avenue of the Americas
                    New York, New York  10104


                                   March 21, 1997

Barnes & Noble, Inc.
122 Fifth Avenue
New York, New York 10011

          Re:  Barnes & Noble, Inc.
               Registration Statement on Form S-3

Ladies and Gentlemen:

          We are rendering this opinion in connection with the registration by Barnes & Noble, Inc., a Delaware corporation (the "Company"), of up to 1,820,386 shares (the "Shares") of its common stock, par value $.001 per share, under the Securities Act of 1933, as amended, pursuant to the above-referenced Registration Statement (the "Registration Statement").

          We have examined a copy of the Registration Statement, the Certificate of Incorporation of the Company, and all amendments thereto, certified by the Secretary of State of Delaware, and are familiar with the records of the Company's corporate proceedings as reflected in its minute books.

          Based on the foregoing, and upon such further investigation as we have deemed relevant, we are of the opinion that:

          (a) The Company has been duly incorporated under the laws of the State of Delaware.

          (b) The Shares have been duly and validly authorized and issued, and are fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares and to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                   Very truly yours,

                                   ROBINSON SILVERMAN PEARCE
                                     ARONSOHN & BERMAN LLP